Exhibit 99.1

Contact:
Lisa Weeks
+843-383-7524
lisa.weeks@sonoco.com

Sonoco Completes Acquisition of RTS Packaging

HARTSVILLE, S.C., U.S. – September 8, 2023 – Sonoco Products Company (NYSE: SON) (“Sonoco” or the “Company”), a diversified global packaging leader, today announced the completion of its acquisition of the remaining equity interest in RTS Packaging, LLC (“RTS”) from joint venture partner WestRock (NYSE:WRK) and one WestRock paper mill in Chattanooga, Tennessee. The acquisition, originally announced on November 9, 2022, will further strengthen and expand Sonoco’s 100% recycled fiber-based packaging solutions to serve growing consumer wine, spirits, food, beauty and healthcare markets. Prior to closing the transaction, Sonoco was a 35% owner in the joint venture with WestRock.

With this acquisition, Sonoco adds a network of 15 operations and 1,100 employees in the U.S., Mexico, and South America. The purchase price for this acquisition was $330 million, subject to customary price adjustments. The Company funded the acquisition with borrowings under its existing credit facilities and cash on hand. After the transaction, the Company’s net debt to adjusted EBITDA ratio is less than 2.9x. The acquisition is expected to be immediately accretive to earnings per share, excluding the impact of purchase accounting adjustments.

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About Sonoco Founded in 1899, Sonoco (NYSE:SON) is a global provider of packaging products. With net sales of approximately $7.3 billion in 2022, the Company has approximately 22,000 employees working in more than 310 operations around the world, serving some of the world’s best-known brands. With our corporate purpose of Better Packaging. Better Life., Sonoco is committed to creating sustainable products, and a better world, for our customers, employees and communities. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2022 and was also included in Barron’s 100 Most Sustainable Companies for the fourth consecutive year. For more information on the Company, visit our website at www.sonoco.com.

Forward-Looking Statements This news release includes forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about the Company, RTS, and the acquired paper mill in Chattanooga, Tennessee (the “Chattanooga Mill”), the industry and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning the Company’s, RTS’s and the Chattanooga Mill’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including the ability of the parties to complete the transaction on the anticipated timetable, the parties’ ability to satisfy the closing conditions to the transaction and the ability of the Company to realize the anticipated benefits and synergies from the transaction. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.